Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

BitFuFu Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Class A ordinary shares, par value $0.0001 per share; preferred shares; warrants; debt securities; subscription rights; units	Rule 457(o)	—	—	$300,000,000	$0.0001531	$45,930
	Total Offering Amounts					$300,000,000		$45,930
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$45,930

(1)	There are being registered under this Registration Statement such indeterminate number of Class A ordinary shares, preferred shares, warrants, debt securities, subscription rights and units of the Registrant, and a combination of such securities, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$300,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.